Exhibit 99.1

Amedica Announces Steps to Simplify Organization and Align Financial Objectives

SALT LAKE CITY, January 12, 2015 – Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, today announced the results of a comprehensive business review to improve financial performance, increase operational efficiencies, and strengthen the Company’s value proposition.

The Company is executing a series of immediate strategic actions which include:

•	Staff reduction of 25 employees, or approximately 28% of the Company’s workforce.

•	Reducing corporate overhead and operational expenditures by approximately 35%, excluding non-cash stock compensation and other non-cash expenses.

•	Aligning sales, marketing, and product development teams to drive broad product portfolio growth and adoption of silicon nitride.

•	Leveraging the Kyocera manufacturing partnership to reduce manufacturing costs by 25%.

The Company estimates that the impact from these strategic actions will deliver $6 million to $8 million of annualized operating profit benefit, beginning in the first quarter of 2015. These changes will reduce total cash burn, increase financial sustainability, and strengthen the balance sheet, allowing the Company to become operating cash flow breakeven in the second half of 2016.

The actions associated with the plan were implemented and completed on January 8, 2015. The Company estimates the staff reductions to result in savings of approximately $2.8 million in cash operating expenses on an annualized basis, with estimated one-time severance and related costs related to the restructuring of approximately $600 thousand expected to be recorded in the first quarter of 2015.

As a result of the restructuring, the Company anticipates 2015 silicon nitride revenue to increase by approximately 30%-40% over the prior-year period, equating to a total annual revenue range of $23 million to $24 million for the period ending December 31, 2015.

“We are committed to our shareholders to improving the focus and profitability of Amedica, as these initiatives will strengthen our financial position, and allow us to execute on the development of our core silicon nitride technology,” said Dr. Sonny Bal, Chairman and CEO of Amedica Corporation. “The difficult decisions we made reflect a thorough review of our business by the leadership team and Board of Directors. We have smartly positioned Amedica to capture the opportunities for driving silicon nitride sales growth, while expanding the indications for our unique biomaterial. We are very mindful of the impact these changes will have – particularly to our outstanding employees, and will help those who are impacted through this transition phase.”

“Given the incredible range of applications for our silicon nitride technology platform, we will focus on those clinically-relevant areas where we can make the most impact,” continued Dr. Bal. “In light of our recent positive clinical data from the CASCADE study, we will be particularly focused on spinal interbody devices, even as we push toward hip and knee applications. We remain in discussions with several potential new partners, and a number of those discussions are advancing. While we cannot give assurances on the outcome of those discussions, based on our experience and assessment, these potential new partners could be positive contributors to our financial performance as early as 2016.”

About Amedica Corporation

Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and, through its partnership with Kyocera, the world’s largest ceramic manufacturer. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

The preliminary revenue guidance for the year ending December 31, 2015 is a forward-looking statement based on preliminary estimates and reflects the best judgment of our management, but involve a number of risks and uncertainties which could cause actual results to differ materially from those set forth in our estimates. Such preliminary results are subject to finalization of our annual financial and accounting procedures and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and audited by our auditors. Consequently, there can be no assurances that actual revenues for the year ending December 31, 2015 will be within the range of the preliminary estimates set forth above, and any variation between our actual results and the estimates set forth above may be material. Our auditors have not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, our auditors do not express an opinion or any other form of assurance with respect thereto. We do not expect to disclose publicly whether or not our preliminary financial and operating results have changed, or to update such results, other than through the release of actual results in the ordinary course of business.

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, estimates that the impact from these strategic actions will deliver annualized operating profit benefit, that these changes will reduce total cash burn, increase financial sustainability, and strengthen the balance sheet, allowing the Company to become operating cash flow breakeven by the second half of 2016, estimates regarding Amedica’s 2015 silicon nitride revenue and total annual revenue range of $23 million to $24 million for the period ending December 31, 2015, and statements with respect to potential new partners. Such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 31, 2014, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contact:

Mike Houston

Director of Investor Relations

801-839-3534

mhouston@amedica.com